Inuvo, Inc.
Fourth Quarter and Full Year 2015 Conference Call
February 3, 2016

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2015 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo fourth quarter and full year 2015 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on an outstanding year of growth across all financial measures and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Alan, and thanks everyone for joining us.

We are proud of what we accomplished in 2015, both financially and operationally and I am pleased to report that we exceeded our 2015 targets. Between the first quarter of 2014 where we delivered $10.1 million dollars in revenue and the most recent fourth quarter of 2015 where we delivered $21 million dollars in revenue, we have grown the Company 108% in less then 2 years.

At $70.4 million dollars, year-over-year Revenue in 2015 was up 42%, and we delivered this result while also increasing Net Income 11% to $2.3 million for the year.

We have now been GAAP Income positive for 8 straight quarters in a row, while all the while continuing to make the investments necessary to build a bigger and financially stronger business for our shareholders, employees and partners.

Adjusted EBITDA and free-cash-flow are important operating measures for us as a result of certain non-cash items in the P and L. We find that these measures provide a clearer view of the operating cash being generated by the core business.

So while we delivered 10 cents of GAAP earnings per share in 2015, at $4.6 million dollars in the year, there was 19 cents per share on a free-cash-flow basis. This 48% year-over-year improvement in free-cash-flow was the driving force behind the retirement of our debt in 2015. We also ended the year with $4.3 million of cash on the balance sheet.

Comparing 2015 to 2014, both business segments were up year-over-year with Partner up 18% and Owned and Operated up 68%. As we have mentioned in the past, certain Partner Revenue from sites we acquired earlier in 2015, is now being recorded in the Owned and Operated segment.

The impact of this acquisition is now fully represented in the run-rate within the Partner business, and so shareholders should be looking at the $6.2 million in Q4 Revenue in Partner as a good base line for the future relative growth within this segment.

While we continue to believe we are currently undervalued relative to the assets we posses, the results we are producing, the products and technologies we are developing, the partnerships we have forged and the opportunities ahead of us, Shareholders did benefit from a more than doubling of our stock in 2015.

Let me now share with you what we’ve been up to within each segment of the business starting first with the Partner segment.

The Partner segment grew 18% year-over-year and 2015 was an important pivot point in the operating model for the business. Historically, our revenue stream from this segment was made up of more custom implementations in the middle and smaller publisher markets.

With the development of SearchLinks, which is a suite of Native Advertising solutions, we are moving towards a more standardized implementation with a more middle and upper market publisher target audience.

Now, despite our increased focus on SearchLinks, we have in fact added several new partners with customized implementations in Q4-2015 that we believe will contribute to revenue growth within the segment in 2016. We continue to call this part of the Partner Segment, the Partner Ads business.

Searchlinks had a very busy Q4 despite the fact that most publishers do not make any code changes to their sites leading into the holiday season. We added dozens of new publishing partners within the quarter and SearchLinks already appears on some very well trafficked and category leading sites like Kiplinger in finance.

With all of our SearchLinks implementations, we are focused on delivering value first in an effort to establish a base from which to optimize future performance. Building these relationships around stabile and steady growth is preferable to going fast and encountering lower than expected performance for our clients.

The sales cycles are longer with upper market premium publishers and as a result, we want to make sure we maximize the opportunity given the hard work that went into getting the business in the first place. Being too aggressive and delivering poorly optimized ads could jeopardize our relationship with these new clients and doesn’t align with our high-value high-match product positioning.

We believe both the Partner Ads business and the SearchLinks business will grow continuously throughout the year off their starting points in January of 2016. Searchlinks delivered $2.6 million in total revenue in 2015, a very robust result when you consider the product was only announced officially at the end of July and we effectively had publisher implementation freezes between November and December.

As I’m sure many of you know, Yahoo is an important partner for this segment of the business. We believe our relationship with Yahoo has never been better. The business we did with them in 2015, as measured by revenue generated for Yahoo across both of our segments, was not only the largest ever, but also the highest quality ever.

We also had an outstanding year within the Owned and Operated Segment of the business which grew 68% year-over-year.

In 2015, we wanted to increase the amount of time users spend on our sites and the number of pages they interact with while on our sites. We operationalized this goal by writing better content, building in new website features and adding complimentary content choices like galleries.

The results have been encouraging. For example, we experienced a 200% year-over-year increase in engagement within Travel, 74% in Living and 125% in Education. For our proprietary image galleries content, we are now finding that over 70% of the people who start a gallery, finish them.

The total number of visitors also increased significantly across all sites with notable increases of 500% for Living, 1000% for Travel and 60% in Health. Including sites we acquired, we had more than 8 million unique visitors per month across all the O/O properties in the fourth quarter.

With great content comes the opportunity for great paying display ads in premium locations on our sites. We experienced a 400% increase in revenue specifically resulting from these premium display locations in 2015 over 2014. We also passed the 7000 total proprietary articles written and published mark in 2015.

Now let me turn my attention to our our internal video and image production capabilities, both of which we started in late 2015 and expect to continue throughout 2016. We’ve experienced encouraging engagement results with these new content types and as a result we will continue to build this library of video and image content for publication across all of our sites.

We launched a new test site in the fourth quarter. It can be visited online at www.earnspendlive.com and you can get a good feel for the kind of video we are producing in-house by visiting the “earnspendlive” YouTube channel which you can get to by Searching for “earnspendlive” at YouTube.

With this web property, we are testing the concept of building closer relationships with our visitors by publishing highly targeted content delivered to highly targeted user groups. Our core ALOT properties were designed for broader content appeal and therefore this new category of sites represents a fresh opportunity for us.

Social media as a conduit for content exposure will be a much larger focus for us in 2016. We see channels like FaceBook growing rapidly, and the opportunity to build brand recognition within this channel appears less burdened by competing and better known Brands. The Social media environment, at least qualitatively, appears less content Brand sensitive. This makes it an excellent place to build interest in our content.

We will continue to build out our proprietary marketing technologies throughout 2016. In a market like we are in, where consumers have plenty of choices for the content they consume, the effectiveness of our marketing programs can provide us with an advantage over our competitors.

Throughout 2015, we had been continuously developing and deploying marketing technologies that in effect give our campaign managers statistical insights about the performance of their campaigns that in turn allow them to manually adjust those campaigns.

In 2016, we already have plans underway to incorporate automation and just in-time decision making into the campaign process. For example, a campaign that might not be performing well at a certain time of day could be paused automatically and then restarted at a time of day when it does perform. We believe it is these kinds of applied artificial intelligence that will drive growth in the future while building barriers to entry for competitors.

We maintain that both content and marketing are important keys to building a successful digital publishing business, and we have built terrific teams capable of delivering both.

I’d now like to turn the call over to Wally for a more detailed commentary on our financial performance.

Wally Ruiz (CFO) Comments:

Thank you Rich; good afternoon everyone. Today we reported another consecutive quarter of strong revenue growth, profitability and cash flow.

Inuvo reported revenue of $21 million in the fourth quarter of 2015 compared to $15.5 million in the fourth quarter of last year, a 36% increase; $6.2 million came from the Partner Network and $14.8 million from the Owned and Operated Network.

The Partner Network delivers advertisements to our partners’ websites and applications; it reported $6.2 million in the fourth quarter of this year compared to $7.6 million in the same quarter last year. As Rich mentioned, the sites we acquired from a partner earlier this year now has its revenue recorded in the Owned & Operated segment which had the effect of lowering the Partner segment revenue and increasing the revenue of the Owned & Operated segment. The revenue shifted was approximately $1 million per quarter when we acquired the sites in March 2015. The sites have grown quickly under Inuvo’s ownership.

The Owned & Operated Network is made up of a collection of websites and apps we own and income is derived from advertisements. The Owned & Operated Network represented 71% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $14.8 million of revenue in the fourth quarter of 2015, an 87% increase over the same quarter last year. The growth in this business segment is largely due to the investment made in proprietary content, effective marketing campaigns and the acquisition of a partners’ sites.

Gross profit in the fourth quarter of 2015 was $16.4 million compared to $9.3 million last year, a 75% improvement. Gross profit as a percent of revenue or gross margin was 78% in the fourth quarter of 2015 compared to 60% in the same quarter last year. The increase in the percentage is largely due to the mix between Partner and Owned & Operated revenue shifting more toward the higher margin Owned & Operated Network.

Partner Network gross profit in the fourth quarter of 2015 was approximately $1.5 million compared to $1.4 million last year. The improved gross profit in this year’s quarter in spite of lower revenue was due to somewhat higher average RPCs (revenue per click) this year compared to the same period last year, as well as to an adjustment of a reserve.

Gross Profit in the Owned & Operated segment in the fourth quarter of 2015 was $14.8 million compared to $7.9 million last year. The higher gross profit in this year’s quarter compared to last year is essentially due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation and; Selling, general & administration expense was $15.6 million in the fourth quarter of 2015 compared to $8.4 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $12.7 million in the fourth quarter of 2015, a $6.8 million increase from the same quarter in the prior year. The higher marketing spend was an essential driver behind the 87% increase in the fourth quarter Owned & Operated revenue.

Compensation expense increased by $126 thousand to $1.5 million in the fourth quarter of 2015 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll associated with additional hiring and company incentive plan expense. At December 31, 2015, we had 63 full- and part-time employees; a year earlier we had 53 full- and part-time employees. S,G&A or Selling, general & administration expense was $1.4 million in the fourth quarter of 2015 compared to $1.2 million in the same quarter in the prior year. The higher S,G&A expense this year was due primarily to $131 thousand higher facilities costs and $72 thousand higher depreciation and amortization expense.

As in the recent past, we will continue to focus on continuing the accelerated growth; expanding our web properties and supporting and marketing our Native Advertising product, SearchLinks. We therefore expect marketing costs to increase in coming quarters commensurate with a growing revenue in the Owned & Operated Network. We expect compensation expense to increase as we step up hiring, particularly to support the roll out of SearchLinks. We expect S, G & A expense to remain relatively flat.

Net interest expense was $30 thousand in the fourth quarter of 2015, $35,000 less than last year’s fourth quarter expense. This year’s lower expense is due to lower revolving loan balances.

The net loss from discontinued operations was $3 thousand in the fourth quarter of 2015 compared to a net loss of $108 thousand in the same quarter last year. The net loss last year was due to accruing an uncertain tax position in the UK. We expect to complete the closing of discontinued operations by the second quarter of 2016.

The Company reported a net income in the fourth quarter of 2015 of $617 thousand, or $0.03 per diluted share, compared to $645 thousand, or $0.03 per diluted share in the prior year quarter.

EBITDA, adjusted for stock based compensation expense was approximately $1.6 million in the quarter that ended December 31, 2015; compared to an adjusted EBITDA of $1.8 million in the same quarter of the prior year.

Over the past several years Inuvo has been able to generate an increasing cash flow. In 2015, we generated $4.6 million of free cash flow which equates to $.19 per diluted share. This compares to the free cash flow we generated last year of $3.1 million, equating to $.13 per diluted share. At December 31, 2015, we had cash and cash equivalents of $4.3 million and no bank debt. Both accounts receivable and accounts payable balances increased at December 31, 2015 compared to the same time last year due to 36% higher revenue in the current quarter compared to the same quarter last year. During the fourth quarter of 2015 we relocated our offices from Conway, AR to Little Rock. The new facilities required a net expenditure of $362 thousand for leasehold improvements, furniture, fixtures and equipment.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

In summary, we had an exceptional 2015, a year in which we exceeded our targets growing revenue 42%, free cash flow 48% and net income 11%. We have an Owned and Operated business model that continues to fuel growth and a fantastic new product, SearchLinks, that we expect will deliver strong year-over-year growth in 2016.

At December 31, 2015, mobile revenues were about 42% of total, debt was zero and the cash balance was $4.3 million dollars.

Our overall strategy has not changed. In 2016 we expect to continue to expand content in the O/O segment and broadly distribute SearchLinks within the Partner segment. We will continue to use our O/O segment as a testing ground for new ad-technologies.

At over $70 million dollars in profitable annual revenue and an organic growth rate well in excess of our peers, we believe we have demonstrated that we have a model capable of scaling.

We exist in a very competitive marketplace where size really does matter. Being bigger gives us the ability to negotiate better terms with partners, to become more efficient operationally and it provides certain reputational marketplace advantages.

We believe it in the best interest of shareholders that we continue to make investments in our business that drive scale believing that a larger platform provides opportunity for increasing margins. We’ve had a longer term goal to reach $100-million-dollar profitable run rate by the end of 2017 and we believe we are on track to deliver against that goal.

Q1 is typically the weakest quarter in our industry as the price paid for ad placements by advertisers drops following the holiday season. This drop usually impacts both revenue and margin. With that said, we had strong sales in January, where unaudited revenue came in above $6.5 million, which is well above last year and a strong start to 2016.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.